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Nasdaq Headlines
                                                                    EXHIBIT 99.1
COMPANY NEWS

CDIT           CDIT
               CONSUMER DIRECT OF AMERIC OTCBB


CONSUMER DIRECT OF AMERICA ACQUIRES ATLANTA-BASED MORTGAGE BANK, MAIL CENTER AND DEBT CONSOLIDATION OPERATIONS

     LAS VEGAS--(BUSINESS WIRE)--JAN. 12, 2004--

       Acquisition Anchors Company's Expansion in Eastern Seaboard

       Debt Consolidation Unit Expected to Contribute $15 Million
                            to 2004 Revenues

Consumer Direct of America (NASDAQ-OTCBB:CDIT) (OTCBB:CDIT), a leading consolidator in the mortgage brokerage industry, announced today that it has consummated an agreement with Consulting Services LLC of Atlanta to acquire the operating assets of the company including its mortgage banking operations and direct mail center.

The agreement gives Consumer Direct of America (NASDAQ-OTCBB:CDIT) a fully functional mortgage banking operation and approximately 120 loans per month in debt consolidation loan business. In addition, Consumer Direct acquired approximately $1 million in assets including a direct mail center facility of approximately 10,000 square feet. The mortgage bank allows Consumer Direct to "bank" rather than "broker" its mortgage loans, thus adding an additional revenue stream of 1% to 2% to the company's existing $600 million in production. Production revenue for the debt consolidation unit is expected to reach $15 million during 2004.

"We intend to integrate the debt consolidation products into our outbound call center platform," stated Michael A. Barron, CEO of Consumer Direct of
America (NASDAQ-OTCBB:CDIT). "By adding the debt consolidation portfolio of products, we hedge our mortgage business against cyclical fluctuations in the industry. Debt consolidation has traditionally been resistant to interest rate volatility."

"The addition of a direct mail marketing operation to the Consumer Direct family significantly increases our effectiveness in both the purchase market as well as the debt consolidation market. Direct mail campaigns tend to double our marketing response results," added Barron. "With Atlanta in place now, we can begin to open up the Eastern seaboard for potential acquisitions of mortgage brokerage companies."

About Consumer Direct of America (NASDAQ-OTCBB:CDIT) Inc.

Consumer Direct of America (NASDAQ-OTCBB:CDIT) is a leading consolidator of the growing mortgage brokerage business. The company currently employs over 350 people, 240 of which are residential mortgage real estate brokerage professionals who have closed loan volume of over $630 million and $50 million in real estate sales for the year ended Dec. 31, 2003. Consumer Direct operates a total of 54,000 square feet of telesales and branch office space. Emerging as a national leader in mortgage brokerage and ancillary services, the company plans to have 10 regional hubs across the United States by the end of 2004. The company's core competence in direct-to-consumer marketing technologies and methods results in efficiency rates that are up to 150% higher than industry averages. Consumer Direct also leverages its direct marketing expertise to provide third-party direct marketing services to clients. For more information visit the company's Web site at www.cdofamerica.com.

Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs, and estimates as to projected market size are "forward-looking statements." Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

    CONTACT: Sky Investor Relations for Consumer Direct of
             America (NASDAQ-OTCBB:CDIT)
        Laurel Moody, 212-440-5000
             laurel@skyir.com

    SOURCE: Consumer Direct of America (NASDAQ-OTCBB:CDIT)